Exhibit 99.1

FOR RELEASE, Tuesday, September 24, 2024	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2024 THIRD QUARTER RESULTS
Revenues Increased 10% to $1.75 Billion; Diluted Earnings Per Share Up 13% to $2.04
Repurchased $150.0 Million of Common Stock
LOS ANGELES (September 24, 2024) — KB Home (NYSE: KBH) today reported results for its third quarter ended August 31, 2024.
“In the third quarter, we achieved strong year-over-year growth in both revenues and diluted earnings per share,” said Jeffrey Mezger, Chairman and Chief Executive Officer. “Net orders were flat with the year ago quarter. We experienced variability in demand across the quarter, with softening in late June through July, as buyers continued to evaluate elevated mortgage interest rates, and general economic concerns were rising. As rates moderated in August, our net orders improved. We are encouraged by this strengthening in demand for our affordably priced personalized homes, and the ongoing positive trend we are experiencing so far in our 2024 fourth quarter.”
“While we navigate current market dynamics, we continue to position our Company to accomplish our longer-term objectives of profitably expanding our scale and driving higher returns. At the same time, we are maintaining a balanced approach in redeploying our cash toward reinvesting in our growth and returning capital to our stockholders. In the third quarter, we increased our investment in land acquisition and development by more than 50% year over year, to nearly $850 million, while also repurchasing $150 million of our common stock. Over the first nine months of fiscal 2024, we have repurchased approximately 5% of our shares that were outstanding at the start of the year,” concluded Mezger.
Three Months Ended August 31, 2024 (comparisons on a year-over-year basis)
•Revenues grew 10% to $1.75 billion.
•Homes delivered increased 8% to 3,631.
•Average selling price rose 3% to $480,900.
•Homebuilding operating income increased 5% to $189.0 million. The homebuilding operating income margin was 10.8%, compared to 11.3%. Excluding total inventory-related charges of $1.2 million for the current quarter and $.6 million for the year-earlier quarter, the homebuilding operating income margin was 10.9%, compared to 11.4%.
◦The housing gross profit margin was 20.6%, compared to 21.5%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 20.7%, compared to 21.5%. These decreases were mainly due to product and geographic mix.
◦Selling, general and administrative expenses as a percentage of housing revenues were 9.8%, compared to 10.2%, primarily reflecting increased operating leverage from higher housing revenues.

•Financial services pretax income grew 11% to $11.0 million, mainly due to increased equity in income of the Company’s mortgage banking joint venture. This reflected a higher volume of both loan originations and interest rate locks, as 88% of the buyers financing their home purchases in the current quarter used the joint venture, up from 84%.
•Net income rose 5% to $157.3 million. Diluted earnings per share grew 13% to $2.04, driven by higher net income and the favorable impact of the Company’s common stock repurchases over the past several quarters.
◦The effective tax rate was 24.2%, compared to 22.9%.
Nine Months Ended August 31, 2024 (comparisons on a year-over-year basis)
•Revenues increased 4% to $4.93 billion.
•Homes delivered were up 4% to 10,191.
•Average selling price was $481,400, compared to $479,200.
•Net income grew 6% to $464.4 million.
•Diluted earnings per share increased 15% to $5.94.
Backlog and Net Orders (comparisons on a year-over-year basis, except as noted)
•Net orders for the quarter were essentially the same at 3,085. Net order value increased 2% to $1.54 billion, reflecting a higher average selling price of net orders.
◦Monthly net orders per community were 4.1, compared to 4.3.
◦The cancellation rate as a percentage of gross orders improved to 15% from 21%.
•Ending backlog homes totaled 5,724, compared to 7,008. Ending backlog value was $2.92 billion, compared to $3.40 billion.
•The Company’s ending community count grew 10% to 254, and the average community count for the quarter increased 5% to 251. On a sequential basis, the ending community count was up 3%.
Balance Sheet as of August 31, 2024 (comparisons to November 30, 2023, except as noted)
•The Company had total liquidity of $1.46 billion, including $374.9 million of cash and cash equivalents and $1.08 billion of available capacity under its unsecured revolving credit facility, with no cash borrowings outstanding.
•Inventories grew by $515.3 million, or 10%, to $5.65 billion.
◦The Company’s investments in land and land development for the nine months ended August 31, 2024 increased 59% to $2.10 billion, compared to $1.32 billion for the year-earlier period.
◦The Company’s lots owned or under contract grew 24% to 69,279, of which approximately 58% were owned and 42% were under contract. By comparison, approximately 73% of the Company’s total lots were owned and 27% were under contract as of November 30, 2023.
•Notes payable of $1.69 billion were approximately the same. The Company’s debt to capital ratio improved 90 basis points to 29.8%, compared to 30.7%.
•Stockholders’ equity increased to $3.99 billion, compared to $3.81 billion, primarily reflecting higher net income that was partially offset by common stock repurchases and cash dividends.

◦In the 2024 third quarter, the Company repurchased 1,869,292 shares of its outstanding common stock at a cost of $150.0 million, bringing its total repurchases in 2024 to 3,460,697 shares at a cost of $250.0 million, or $72.24 per share. The total repurchases represented approximately 5% of the Company’s outstanding common stock as of the beginning of the current fiscal year. As of August 31, 2024, the Company had $800.0 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s 73.3 million outstanding shares as of August 31, 2024, book value per share of $54.37 expanded 13% year over year.
Guidance
The Company is providing the following guidance for its 2024 full year:
•Housing revenues in the range of $6.85 billion to $6.95 billion.
•Average selling price of approximately $490,000.
•Homebuilding operating income as a percentage of revenues in the range of 11.1% to 11.2%, assuming no inventory-related charges.
◦Housing gross profit margin in the range of 21.1% to 21.2%, assuming no inventory-related charges.
◦Selling, general and administrative expenses as a percentage of housing revenues of approximately 10.0%.
•Effective tax rate of approximately 23%.
•Ending community count in the range of 250 to 255.
The Company plans to also provide guidance for its 2024 fourth quarter on its conference call today.
Conference Call
The conference call to discuss the Company’s 2024 third quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 47 markets, have built over 680,000 quality homes in our more than 65-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.
Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including the greater costs associated with achieving current and expected higher standards for ENERGY STAR certified homes, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve, which the Federal Reserve has increased sharply over the past two years and may further increase to moderate inflation, and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as Internal Revenue Service guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflict and other attacks in the Middle East region and military conflict in Ukraine, including those stemming from wide-ranging sanctions the U.S. and other countries have imposed or may further impose on Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements, including the costs to implement recent federal and state climate-related disclosure rules, or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in our new home communities and products, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the ability of our homebuyers to obtain homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
# # #
(Tables Follow)
# # #

KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Nine Months Ended August 31, 2024 and 2023
(In Thousands, Except Per Share Amounts – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2024	2023	2024	2023
Total revenues	$1,752,608	$1,587,011	$4,930,187	$4,736,641
Homebuilding:
Revenues	$1,745,979	$1,579,719	$4,909,189	$4,716,102
Costs and expenses	(1,557,029)	(1,400,477)	(4,374,380)	(4,178,269)
Operating income	188,950	179,242	534,809	537,833
Interest income and other	4,073	5,492	29,379	7,688
Equity in income (loss) of unconsolidated joint ventures	3,453	(112)	3,232	(1,182)
Homebuilding pretax income	196,476	184,622	567,420	544,339
Financial services:
Revenues	6,629	7,292	20,998	20,539
Expenses	(1,608)	(1,530)	(4,627)	(4,360)
Equity in income of unconsolidated joint venture	5,932	4,149	19,422	11,157
Financial services pretax income	10,953	9,911	35,793	27,336
Total pretax income	207,429	194,533	603,213	571,675
Income tax expense	(50,100)	(44,600)	(138,800)	(131,800)
Net income	$157,329	$149,933	$464,413	$439,875
Earnings per share:
Basic	$2.10	$1.86	$6.12	$5.34
Diluted	$2.04	$1.80	$5.94	$5.18
Weighted average shares outstanding:
Basic	74,476	80,175	75,339	81,790
Diluted	76,630	82,732	77,565	84,332

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	August 31, 2024	November 30, 2023
Assets
Homebuilding:
Cash and cash equivalents	$374,911	$727,076
Receivables	373,536	366,862
Inventories	5,648,930	5,133,646
Investments in unconsolidated joint ventures	62,984	59,128
Property and equipment, net	89,290	88,309
Deferred tax assets, net	113,775	119,475
Other assets	113,675	96,987
	6,777,101	6,591,483
Financial services	62,779	56,879
Total assets	$6,839,880	$6,648,362

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$401,768	$388,452
Accrued expenses and other liabilities	757,928	758,227
Notes payable	1,691,060	1,689,898
	2,850,756	2,836,577
Financial services	2,030	1,645
Stockholders’ equity	3,987,094	3,810,140
Total liabilities and stockholders’ equity	$6,839,880	$6,648,362

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Nine Months Ended August 31, 2024 and 2023
(In Thousands, Except Average Selling Price – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2024	2023	2024	2023
Homebuilding revenues:
Housing	$1,745,979	$1,573,684	$4,905,617	$4,710,067
Land	—	6,035	3,572	6,035
Total	$1,745,979	$1,579,719	$4,909,189	$4,716,102

Homebuilding costs and expenses:
Construction and land costs
Housing	$1,385,563	$1,235,469	$3,872,092	$3,704,848
Land	—	4,911	2,101	4,911
Subtotal	1,385,563	1,240,380	3,874,193	3,709,759
Selling, general and administrative expenses	171,466	160,097	500,187	468,510
Total	$1,557,029	$1,400,477	$4,374,380	$4,178,269

Interest expense:
Interest incurred	$26,583	$26,810	$79,665	$80,609
Interest capitalized	(26,583)	(26,810)	(79,665)	(80,609)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$28,180	$29,305	$83,872	$87,373
Depreciation and amortization	10,289	10,078	30,861	29,511

Average selling price:
West Coast	$661,400	$692,400	$667,600	$694,500
Southwest	459,300	418,800	452,400	431,100
Central	347,500	402,700	358,800	412,500
Southeast	412,200	389,200	415,600	394,100
Total	$480,900	$466,300	$481,400	$479,200

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Nine Months Ended August 31, 2024 and 2023 (Dollars in Thousands – Unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2024	2023	2024	2023
Homes delivered:
West Coast	1,150	732	3,021	2,320
Southwest	681	717	2,110	2,031
Central	1,073	1,258	2,971	3,495
Southeast	727	668	2,089	1,983
Total	3,631	3,375	10,191	9,829

Net orders:
West Coast	958	906	3,134	3,062
Southwest	616	656	2,099	1,915
Central	871	865	3,188	2,318
Southeast	640	670	1,984	1,880
Total	3,085	3,097	10,405	9,175

Net order value:
West Coast	$678,783	$638,643	$2,214,666	$2,044,331
Southwest	290,229	296,811	967,880	819,543
Central	313,108	296,255	1,162,855	800,936
Southeast	261,028	280,671	811,841	749,087
Total	$1,543,148	$1,512,380	$5,157,242	$4,413,897

	August 31, 2024		August 31, 2023
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,658	$1,223,121	2,029	$1,356,175
Southwest	1,368	629,995	1,576	692,175
Central	1,484	555,474	1,812	678,994
Southeast	1,214	510,714	1,591	668,045
Total	5,724	$2,919,304	7,008	$3,395,389

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages – Unaudited)
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended August 31,		Nine Months Ended August 31,
	2024	2023	2024	2023
Housing revenues	$1,745,979	$1,573,684	$4,905,617	$4,710,067
Housing construction and land costs	(1,385,563)	(1,235,469)	(3,872,092)	(3,704,848)
Housing gross profits	360,416	338,215	1,033,525	1,005,219
Add: Inventory-related charges (a)	1,177	631	3,685	10,207
Adjusted housing gross profits	$361,593	$338,846	$1,037,210	$1,015,426
Housing gross profit margin	20.6%	21.5%	21.1%	21.3%
Adjusted housing gross profit margin	20.7%	21.5%	21.1%	21.6%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.